Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying Series E Convertible Preferred Stock	1,431,913,000	(2)(4)	$0.03	(5)	$42,957,390.00	(5)	$4,686.65
Common Stock, par value $0.001 per share, underlying warrants	630,239,717	(3)(4)	$0.03	(5)(6)	$18,907,191.51	(5)(6)	$2,062.77
Total	2,062,152,717	(1)(2)(3)(4)			$61,864,581.51		$6,749.42

(1)	The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Represents shares of common stock issuable upon conversion of Series E Convertible Preferred Stock assuming a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, resulting in the selling stockholders having the right to convert each share of Series E Convertible Preferred Stock into shares of common stock having a value equal to 125% of the stated value of $13.34 per share of Series E Convertible Preferred Stock at a conversion price equal to $0.006 per share of common stock.

(3)	Represents shares of common stock issuable upon the exercise of warrants to purchase 630,239,717 shares of common stock, offered by the selling stockholders.

(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(5)	The maximum price at which the Selling Shareholders will sell the shares offered by this prospectus.

(6)	Calculated pursuant to Rule 457(a) based on the amount of securities to be registered multiplied by the proposed maximum offering price per share.